EXHIBIT 99.1

Galaxy Gaming and TableMAX Gaming Join Forces; Elect New Board Member

LAS VEGAS, Feb. 24, 2011 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCBB:GLXZ) announced today it has entered into a definitive agreement with TableMAX Gaming, a provider of electronic table games and platforms headquartered in Las Vegas. Under the agreement, signed on February 21, 2011, the Company now has exclusive worldwide rights (excluding one international and two U.S. territories) to the TableMAX electronic gaming platform ("e-Tables") and numerous game titles for the e-Table platform including Caribbean Stud®, Caribbean Draw®, Progressive Blackjack®, Texas Hold'em Bonus™ and Blackjack Bullets™.

The TableMAX e-Table system is a fully automated electronic table game platform designed to play card games without the requirement for a live dealer. Each table has five player positions and up to four tables may be configured together to accommodate as many as twenty players. Casinos use e-Tables in lieu of live table games to (1) offer their players lower limit games, (2) introduce players to new table games, (3) reduce labor costs, and (4) eliminate human error. The first TableMAX e-Table system was placed into casinos in the United States in 2002 after being introduced in South Africa in 2000. The existing installed base of TableMAX e-Tables is being assigned to Galaxy which will recognize the revenue and be responsible for servicing the accounts.

"This is a historic event in Galaxy Gaming's journey to become the industry's leader in providing casino table games," stated Robert B. Saucier, Galaxy Gaming's CEO. "The TableMAX fully automated e-Table system is the perfect complement to our live table game products and systems. Now, Galaxy's entire library of game titles, as well as those we will develop, will receive the added benefit of a new distribution channel via e-Tables.  The revenue we derive from the existing units placed as well as all new placements is accretive to our core business of live table games and platforms."

The agreement with TableMAX Gaming also provides Galaxy Gaming with multiple financing arrangements. Specifically, TableMAX Gaming has committed to establish or guarantee a substantial line of credit for the continued development, manufacturing and installation of future e-Table placements. In addition, Galaxy Gaming will be reimbursed by TableMAX for any potential losses it may incur as a result of its newly created "TableMAX Division."

The Company also announced that it has added Richard Baldwin to its Board of Directors, effective April 1. Formerly, Mr. Baldwin held executive positions with several gaming companies including Anchor Gaming, IGT, Tropicana Entertainment and as a corporate finance consultant for Herbst Gaming. From 2004 to 2007 he served as Chief Financial Officer for Shuffle Master Gaming, Inc.  In the last year, Mr. Baldwin has performed as a consultant to TableMAX Gaming and worked on the transaction with Galaxy Gaming.

"Rich is extremely well respected in the gaming industry and his attitude, knowledge and experience will contribute greatly to our Board," commented Mr. Saucier. "I have thoroughly enjoyed working with Rich on completing this transaction.  I eagerly welcome him to our Board."

Gaming also announced that it has scheduled an investor conference call to discuss the TableMAX venture and is inviting interested parties. The call is scheduled for Tuesday, March 1 at 1:30pm Pacific Time. To participate, dial (888) 684-1281 in the U.S. and Canada or (913) 312-1517 for all other international locations. Passcode is 1168386.

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com), is the world's second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout, Emperor's Challenge, Deuces Wild and Triple Attack Blackjack. In addition, it develops innovative and enhanced electronic wagering platforms and systems such as its Bonus Jackpot System and its Inter-Casino Jackpot Network. Galaxy Gaming distributes its products to casinos throughout North America and on cruise ships worldwide.

Safe Harbor

This release may contain certain "forward-looking statements" relating to the Company's business which may be subject to various factors that may cause actual results to be materially different from those described herein as anticipated, estimated, or expected. The Company disclaims any obligation to update or alter its forward-looking statements.

CONTACT: Galaxy Gaming
         Robert B. Saucier, CEO
         Andrew Zimmerman, CFO
         702-939-3254
         Fax: 702-939-3255